Exhibit 99.1

Phase 3 Trial of ZIOPHARM’S Palifosfamide in First-Line Metastatic Soft Tissue Sarcoma Reaches Target Number of Progression-Free Survival Events

-Results Will be Announced Last Week of March-

NEW YORK, NY – February 12, 2013 – ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP) announced today that the Phase 3 (PICASSO 3) trial of palifosfamide (ZIO-201) in first-line metastatic soft tissue sarcoma has reached its target number of progression-free survival (PFS) events. PICASSO 3 is an international, randomized, double-blind, placebo-controlled trial whose primary endpoint is PFS. According to the protocol and statistical plan, reaching the target number of PFS events leads to completion of the blinded data collection process and then formal efficacy analysis by the IDMC (Independent Data Monitoring Committee). The Company will announce topline results from this trial during the last week of March 2013.

“Reaching the target number of progression events for PICASSO 3 positions us one step closer to understanding palifosfamide’s full potential for this significant unmet medical need,” said Jonathan Lewis, M.D., Ph.D., Chief Executive Officer of ZIOPHARM. “With a positive study outcome, palifosfamide has the potential to become the first new treatment option in nearly 30 years for patients with first-line metastatic soft tissue sarcoma.”

About ZIOPHARM Oncology, Inc.:

ZIOPHARM Oncology is a biopharmaceutical company focused on the development and commercialization of new cancer therapies. The Company’s clinical programs include:

Palifosfamide (ZIO-201) is a potent bi-functional DNA alkylating agent that has activity in multiple tumors by evading typical resistance pathways. Palifosfamide is in the same class as bendamustine, cyclophosphamide, and ifosfamide. Intravenous palifosfamide is currently being studied in a randomized, double-blinded, placebo-controlled Phase 3 trial (PICASSO 3) for the treatment of first-line metastatic soft tissue sarcoma and is also in a pivotal Phase 3 trial (MATISSE) for first-line metastatic small cell lung cancer. Additionally, the Company is developing an oral capsule form of palifosfamide.

Ad-RTS IL-12 is currently being tested in a Phase 2 study. Ad-RTS IL-12 uses synthetic biology to enable controlled, local delivery of therapeutic interleukin-12 (IL-12), a protein important for an immune response to cancer. ZIOPHARM’s DNA synthetic biology platform is being developed in partnership with Intrexon Corporation and employs an inducible gene-delivery system that enables controlled, local delivery of genes that produce therapeutic proteins to treat cancer. This is achieved by placing IL-12 under the control of a proprietary biological “switch” (the RheoSwitch Therapeutic System®, RTS®) to turn on/off the therapeutic protein expression at the tumor site.

Indibulin (ZIO-301) is a novel, tubulin binding agent that is expected to have several potential benefits, including oral dosing, application in multi-drug resistant tumors, no neuropathy and a tolerable toxicity profile. It is currently being studied in a Phase 1/2 trial in metastatic breast cancer.

Darinaparsin (ZIO-101) is a novel mitochondrial-and hedgehog-targeted agent (organic arsenic) currently in ongoing studies with Solasia Pharma K.K.

ZIOPHARM’s operations are located in Boston, MA, and New York City. Further information about ZIOPHARM may be found at www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains certain forward-looking information about ZIOPHARM Oncology that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our ability to successfully develop and commercialize our therapeutic products; our ability to expand our long-term business opportunities; financial projections and estimates and their underlying assumptions; and future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: whether Palifosfamide, Ad-RTS IL-12, Darinaparsin, Indibulin, or any of our other therapeutic products will advance further in the clinical trials process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether Palifosfamide, Ad-RTS IL-12, Darinaparsin, Indibulin, and our other therapeutic products will be successfully marketed if approved; whether any of our other DNA-based biotherapeutics discovery and development efforts will be successful; our ability to achieve the results contemplated by our collaboration agreements; the strength and enforceability of our intellectual property rights; competition from pharmaceutical and biotechnology companies; the development of and our ability to take advantage of the market for DNA-based biotherapeutics; our ability to raise additional capital to fund our operations on terms acceptable to us; general economic conditions; and the other risk factors contained in our periodic and interim SEC reports filed from time to time with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Contact:

For ZIOPHARM

Nicole Jones

ZIOPHARM Oncology, Inc.

617-778-2266
njones@ziopharm.com

Media Contacts:

David Schull or Lena Evans

Russo Partners, LLC

858-717-2310

212-845-4262

david.schull@russopartnersllc.com

lena.evans@russopartnersllc.com